Exhibit 5.1

Gibson, Dunn & Crutcher llp
200 Park Avenue
New York, NY 10166.0193
Tel 212.351.4000
www.gibsondunn.com
Client Matter No.: C 19783-00029
February 18, 2011
Celanese US Holdings LLC
Celanese Corporation
1601 West LBJ Freeway
Dallas, Texas 75234
(972) 443-4000

Re:	Celanese US Holdings LLC — Registration Statement on Form S-4
Ladies and Gentlemen:
     We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of Celanese US Holdings LLC, a Delaware limited liability company (the “Company”), Celanese Corporation, a Delaware corporation (“Celanese”) and certain direct and indirect wholly-owned subsidiaries of Celanese listed as co-registrants thereto (collectively with Celanese, the “Guarantors”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $600,000,000 principal amount of the Company’s 6 5/8% Senior Notes due 2018 (the “Exchange Notes”) and the guarantees of the Company’s payment obligations under the Exchange Notes (the “Guarantees”) , in exchange for a like principal amount of the Company’s outstanding 6 5/8% Senior Notes due 2018 (the “Outstanding Notes”).
     We have examined the originals, or copies certified or otherwise identified to our satisfaction, of the Indenture dated September 24, 2010 by and among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee, governing the Exchange Notes (the “Indenture”), and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed relevant and necessary as the basis for the opinions set forth below. The Exchange Notes, the Guarantees and the Indenture are each governed by the laws of the State of New York and are sometimes collectively referred to herein as the “Documents.” In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that:
Brussels   • Century City  •  Dallas  •  Denver  •  Dubai    • London     • Los Angeles  • Munich   • New York  •  Orange Country
Palo Alto  • Paris   • San Francisco  •  São Paulo  • Singapore    • Washington, D.C.

Celanese Corporation
February 18, 2011

1.	With respect to the Exchange Notes, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute valid and binding obligations of the Company.

2.	With respect to the Guarantees, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Guarantees will constitute a valid and binding obligation of the Guarantors.
     The opinions expressed above are subject to the following exceptions, qualifications, limitations and assumptions:
          A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York, the State of Texas, the United States of America, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We are not engaged in practice in the State of Delaware; however, we are generally familiar with the Delaware General Corporation Law and the Delaware Limited Liability Company Act as currently in effect and have made such inquiries as we consider necessary to render the opinion contained herein. We have further assumed without independent investigation that the operating agreement of the each of the Guarantors that is a Delaware limited liability company constitutes a legal, valid and binding obligation of each party thereto, enforceable against it in accordance with its terms; to the extent our opinion is dependent on the interpretation of such agreement, it is based on the plain meaning of the provisions thereof in light of the Delaware Limited Liability Company Act. Without limitation, we do not express any opinion regarding any Delaware contract law. This opinion is limited to the effect of the current state of the laws of the State of New York, the State of Texas, the United States of America and, to the limited extent set forth above, the State of Delaware and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretation thereof or such facts after such time as the Registration Statement is declared effective.
          B. Our opinions are subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement, or similar laws affecting the rights and remedies of creditors generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief, or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

Celanese Corporation
February 18, 2011

          C. We express no opinion regarding (i) the effectiveness of any waiver (whether or not stated as such) of, or any consent thereunder relating to, any unknown future rights or the rights of any party thereto existing, or duties owing to it, as a matter of law; (ii) the effectiveness of any waiver (whether or not stated as such) of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity; (iii) the effectiveness of any waiver of stay, extension or usury laws; (iv) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws or due to the negligence or willful misconduct of the indemnified party; (v) any provision to the effect that every right or remedy is cumulative and may be exercised in addition to any other right or remedy or that the election of some particular remedy does not preclude recourse to one or more others or that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy or (vi) the availability of damages or other remedies not specified in the Documents in respect of breach of any covenants (other than covenants relating to the payment of principal, interest, indemnities and expenses).
     We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.
Very truly yours,
/s/ GIBSON, DUNN & CRUTCHER LLP